                    News Release

                    Ecolab Inc.

                    Ecolab Center

                    370 North Wabasha Street

                    St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael Monahan       (651) 293-2809  (Tel)
(651) 225-3123  (Fax)

ECOLAB ANNOUNCES RESTRUCTURING, EARNINGS OUTLOOK

Webcast scheduled for January 11, 2002 at 9:00 am ET

•                     Restructuring to streamline operations and improve efficiency and effectiveness

•                     2001 EPS on target for $1.45

•                     9-12% EPS growth expected in 2002

ST. PAUL, Minn., January 10, 2002:  Ecolab Inc. announced that it plans to undertake restructuring and other cost-saving actions during 2002 as it streamlines and improves its global operations.  These anticipated actions will result in one-time pretax charges of $50 million to $60 million in 2002, to be partially offset by approximately $20 million of one-time benefits, and produce significant annual cost savings as well as a more efficient and effective organization.  The company also said diluted earnings per share for its fourth quarter ended December 31, 2001, are expected to be $0.30, yielding $1.45 for the full year 2001, in line with previously announced expectations.  In addition, the company said it expects operating earnings for the year ending December 31, 2002 will rise in the double-digit range to the $1.58-$1.62 per diluted share area, (excluding one-time costs and benefits, and the effects of FAS 142, Goodwill and Other Intangible Assets, which the company plans to adopt in 2002.)

Allan L. Schuman, Ecolab’s Chairman and Chief Executive Officer, commented on the announcements, saying:  “We have worked extremely hard to offset the effects of the economy on our major markets -- especially hospitality -- which, though recovering, still remain at weakened levels.  The fourth quarter included the impact of unprecedented events that disrupted our markets and exacerbated an already soft economy.  We successfully took aggressive actions to offset the economy’s impact on our results, with these actions including new account sales, new products, new markets and programs to solve customer cleaning problems, and actions to reduce our costs and offset conditions in the marketplace; in addition, we also reduced promotional activity.  We reacted quickly to this challenge.  Our people really delivered and continue to do an exceptional job.  Though the current economic environment remains very challenging, we nonetheless believe through our actions Ecolab will show accelerating earnings growth through 2002 to finish with a good gain for the full year, and position us for even stronger growth in 2003.

“At the same time, we are also taking additional significant long-term actions to enhance our business prospects.  Our new global enterprise creates the opportunity for Ecolab to deliver even better products and services for our customers, as well as increase the efficiency and productivity of our operations, and improve our returns on investment.  To that end, we will undertake a number of global actions -- including workforce reductions, facility closings, benefit changes and product discontinuations -- that will enable us to optimize our operations and make us a more responsive and efficient organization for the long term.  These actions will produce cost savings that will begin in 2002, have a full impact in 2003, and will grow in future years.

"Our businesses continue to strengthen their leading market positions.  We are extremely aggressive in our sales efforts around the world; active in our pursuit of new products, services and acquisitions; and focused on developing accelerated earnings growth," Schuman said, "When combined with the actions we will take to improve our efficiency, we are well-positioned for a strong future."

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of business acquisitions or other material corporate transactions, which may be completed after the date of this release.  This Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release.

For the fourth quarter ended December 31, 2001, Ecolab expects consolidated sales to be flat to modestly decline.  Gross margins will decline on the lower volume and selling, general and administrative expenses will be comparable to a year ago excluding the effects of one-time transactions in 2000.  Interest expense will significantly increase, reflecting one month’s interest for the acquisition of Henkel-Ecolab.  The tax rate will be comparable to year-ago levels, and equity income from Henkel-Ecolab will decline.  Diluted earnings per share are expected to be $0.30, yielding an expected $1.45 for the full year 2001.  Final results for 2001 are expected to be announced February 14, 2002.

Results for 2002 will include the effects of the November 30, 2001 acquisition of Henkel-Ecolab and the consolidation of its operations into Ecolab’s results.  (Henkel-Ecolab was accounted for under the equity method in 2001 and in prior years.)  Ecolab expects sales for both its domestic and international operations to increase in 2002.  Gross margins are expected to be in the 51% range, reflecting a reclassification of certain selling, general and administrative (SG&A) expenses to cost of sales.  Excluding the impact of the reclassification, gross margins should be similar to 2001.  Conversely, SG&A expenses are expected to decline to the 39% range reflecting the reclassification.  Excluding the impact of the reclassification, the SG&A expense ratio will likely be similar to 2001.  Interest expense is likely to approach $50 million for the year, reflecting the additional debt incurred in the purchase of Henkel-Ecolab.  The effective tax rate is projected to be around 40.5%.  Overall, currency is expected to be a negative influence during the year.  Diluted earnings per share from operations, prior to the effects of adopting FAS 142, are expected to increase 9%-12% to $1.58-$1.62 for the full year.

Ecolab plans to adopt FAS 142 for results reported in 2002.  The effects of adopting FAS 142 will be to increase projected 2002 earnings per share by approximately $0.19, including the impact of the Henkel-Ecolab acquisition.  As a result, Ecolab expects 2002 operating earnings per share under the new accounting standard to be in a $1.77-$1.81 range before the impact, if any, of the cumulative effect of the change in accounting for goodwill under the provisions of FAS 142.

Net earnings in 2002 will also include approximately $0.09 per share of one-time savings related to benefit changes.  In addition, net earnings will be offset by restructuring and one-time charges totaling an approximate $0.23-$0.27 per share.  As a result, net diluted earnings per share are expected to be in a $1.59-$1.67 range.

Restructuring and One-Time Actions

Ecolab anticipates it will consolidate operations and streamline the organization to improve its global efficiency and effectiveness.  The strategic and selective restructuring is targeted to reduce Ecolab’s global workforce by approximately 2 percent worldwide (350-450 positions) over the next 12 months, close several facilities, change certain employee benefit plans, discontinue selected product lines and may include other potential actions.  Ecolab expects to incur approximately $50 million - $60 million of one-time pretax ($30 million - $36 million after tax) charges over the next several quarters as a result of this action.  Netted against the above charges will be anticipated one-time pretax gains of approximately $20 million ($12 million after tax) related to Ecolab’s revisions of certain U.S. employee benefit plans.  This global repositioning is expected to provide annual pretax savings of approximately $25 million - $30 million ($15 million - $18 million after tax, or approximately $0.11 - $0.14 per share) upon completion of the plan by 2003.

Ecolab will host a live webcast on Friday, January 11, 2002 at 9:00 a.m. Eastern Time.  The webcast will be available to the public on Ecolab's website at http://www.ecolab.com/investor.  Listening to the webcast requires Internet access, a soundcard and the Windows Media Player or other compatible streaming media player.  If you do not have the Windows Media Player client installed on your PC, you may download a free version, Media Player 7.1, at http://www.microsoft.com/windows/windowsmedia/players.asp.  A replay of the webcast will be available at that site through January 21, 2002.

With worldwide sales exceeding $3 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, institutional and industrial markets.  Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com and by telephone at 1-800-FACT-ECL.

This new release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our earnings per share and financial and business prospects, and our estimates for certain one-time charges, expenses and credits.  These statements, which represent Ecolab's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  These risks and uncertainties include, with respect to the 2001 fourth quarter and full year results, unanticipated adjustments resulting from the financial closing process, including changes to reserves.  Risks and uncertainties with respect to 2002 full year and future results include (i) restraints on pricing flexibility due to competitive factors and customer consolidations; (ii) changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials; (iii) the occurrence of capacity constraints or the loss of a key supplier; (iv) the effect of future acquisitions or divestitures or other corporate transactions; and the Company's ability to achieve plans for past acquisitions; (v) the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution and labeling of the Company's products, (vi) changes in tax, fiscal, governmental and other regulatory policies; (vii) economic factors such as the worldwide economy, interest rates, and currency movements; (viii) the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, and (c) natural or manmade disasters (including material acts of terrorism or hostilities which impacts the Company's markets); and (ix) the Company's ability to continue product introductions and technological innovations.  Results for 2002 and future years also will be impacted by the final size of the one time charges, expenses and credits, which at this time are only estimates, as well as the Company's ability to achieve the anticipated savings from such actions.  Ecolab undertakes no duty to update its Forward Looking Statements.

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